EXHIBIT 99.1

Contact:  Joe Schierhorn, Chief Financial Officer and Chief Operating Officer

          (907) 261-3308

NEWS RELEASE

Northrim BanCorp Earns $3.5 Million, or $0.53 Per Diluted Share, in Third Quarter of 2013

ANCHORAGE, Alaska—October 22, 2013 -- Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim”) today reported net profits of $3.5 million, or $0.53 per diluted share in the third quarter of 2013, unchanged from the preceding quarter and down from $4.1 million, or $0.62 per diluted share in the third quarter of 2012.  An increase in portfolio loans led to an increase in net interest income which partially offset lower contributions from Northrim’s mortgage affiliate in the third quarter and first nine months of 2013.  In addition, Northrim  recorded net recoveries on previously charged off loans and negative loan loss provisions in the three and nine-month periods ending September 30, 2013 which contributed to earnings in each of those periods, although not to the same degree as in the prior periods.  In the first nine months of 2013, Northrim earned $9.6 million, or $1.46 per diluted share, compared to $9.8 million, or $1.49 per diluted share in the first nine months of 2012.

“Our profitability reflects our ongoing efforts to deliver solid returns to shareholders and build a dynamic, sustainable franchise in Alaska,” said Marc Langland, Chairman, President and CEO of Northrim Bancorp.

Financial Highlights (at or for the period ended September 30, 2013, compared to June 30, 2013, and September 30, 2012)

•	Diluted earnings per share were $0.53 in the third quarter of 2013, level with the preceding quarter and down 15% from the $0.62 per diluted share earned in the third quarter of 2012.
•

Total revenues, which include net interest income plus other operating income, decreased 3% to $14.3 million in the third quarter of 2013, compared to $14.6 million in the second quarter of 2013, and $14.8 million in the third quarter of 2012.

•	Net interest income was $11.0 million in the third quarter of 2013, compared to $10.9 million in the preceding quarter and $10.6 million in the third quarter a year ago.
•

Other operating income, which includes revenues from residential mortgage and other financial services affiliates, service charges, and electronic banking, contributed 23% to total revenues in third quarter of 2013, compared to 25% in the preceding quarter and 28% in the third quarter of 2012.

•

Northrim paid a quarterly cash dividend of $0.17 per share in September of 2013, up 13% from the $0.15 per share quarterly cash dividend paid in June of 2013. The dividend provides a yield of approximately 2.9% at current market share prices.

•	Tangible book value was $20.66 per share at September 30, 2013, compared to $20.25 per share at June 30, 2013 and $19.43 per share a year ago.
•

Asset quality continued to improve as nonperforming assets declined to $6.6 million, or 0.56% of total assets at September 30, 2013, compared to $8.1 million, or 0.70% of total assets at June 30, 2013 and $10.7 million, or 0.94% of total assets a year ago.

•	Average portfolio loans were $735.1 million for the third quarter of 2013, a 1% increase from the second quarter of 2013 and a 11% increase from the year ago quarter.
•	The allowance for loan losses totaled 2.19% of total portfolio loans at quarter end, compared to 2.30% at the end of the second quarter of 2013 and 2.46% a year ago.
•	Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets at September 30, 2013, of 15.31%, compared to 15.65% at the end of the prior quarter and 15.36% a year ago.

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

•	Tangible common equity to tangible assets was 11.49% at September 30, 2013, compared to 11.40% in the preceding quarter and 11.17% a year ago.

“Our asset quality continues to strengthen through the combined efforts of our staff at all levels of the bank,” said Joe Beedle, President and CEO of Northrim Bank.  “Recoveries on several previously charged off loans allowed us to again book a negative provision for loan losses of $785,000 in the third quarter of this year and a negative provision for the first nine months of this year to $635,000, which is approximately equal to our net recoveries during those periods.  A year ago, we booked negative provisions of $1.4 million in the third quarter and $1.3 million in the first nine months of 2012, which were also approximately equal to the net recoveries during those periods.

“Our residential mortgage and employee benefits affiliates, and our purchased receivables line of business continue to be significant contributors to revenue and profitability,” Beedle continued.  “Mortgage originations are returning to more normal levels as mortgage refinancing activity continues to decline primarily due to higher mortgage rates.  This October, we launched the Enroll Alaska initiative, a division of Northrim Benefits Group, which is working to bring insurance coverage under the Affordable Health Care act to the approximately 20% of Alaskans that are uninsured.  In the first few weeks of the program, we have established agents in medical facilities, hospitals, retail locations and other high-traffic areas.  While it is too early to tell how successful this endeavor will be, we are committed to building our capabilities in this emerging market for individual health insurance.”

Alaska Economic Update

“Alaska’s economy continued to grow in the third quarter with encouraging new investments in energy development on the North Slope and continued efforts to find transportation and market solutions for Alaska’s North Slope natural gas reserves.  The big three oil companies in the state, Exxon, Conoco-Phillips and British Petroleum have recently announced that they are investing billions of dollars into projects,” Langland noted.

“Employment continues to grow in the private sector throughout the state,” Langland said, “although jobs in the federal government are down and likely to fall further due to the on-going budget issues in Washington D.C.  Recently the U. S. Air Force decided not to vacate Eielson Air Force Base, located outside of Fairbanks, and will leave the 354th Fighter Wing’s F-16s in place,” continued Langland.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy.  Join the conversation at Alaskanomics.com or for more information on the Alaska economy, visit: www.northrim.com and click on the “About Alaska” tab.  Information from our website is not incorporated into, and does not form a part of, this press release.

Review of Operations:

“In August, we sadly accepted the resignation of Chris Knudson, our Chief Operating Officer, long-time friend and one of Northrim’s founding executives,” said Langland.  “Chris passed away on September 13, and we offer our sincere condolences to his family, friends, and colleagues.  To honor his service to Northrim and our community, we endowed the Chris Knudson Northrim Accounting Scholarship through the University of Alaska Foundation.  Joe Schierhorn, our Chief Financial Officer, has added Chief Operating Officer to his duties.”

Revenue and Net Interest Income

Total revenues, which include net interest income plus other operating income, decreased slightly in part due to a decrease in mortgage originations at Northrim’s residential mortgage affiliate.  Total revenues declined to $14.3 million in the third quarter of 2013 compared to $14.6 million in the second quarter of 2013 and $14.8 million in the third quarter of 2012.  For the first nine months of 2013, total revenues were up slightly to $42.6 million from $42.5 million in the same period a year ago.

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

In the third quarter of 2013, net interest income grew 1% to $11.0 million, compared to $10.9 million in the immediate prior quarter and was up 4% from $10.6 million in the third quarter of 2012.  In the first nine months of 2013, net interest income increased 3% to $32.5 million, compared to $31.4 million in the like period a year ago.

“Solid loan growth, both during the quarter and year-over-year, coupled with a deposit base that is more than 90% in low-cost transaction based accounts, continued to keep our net interest margin at what we believe to be a healthy level,” said Schierhorn.  “Pressure on loan yields contributed to some margin compression this year.  Our net interest margin, nevertheless, continued to be well above the average for the SNL Bank and Thrift Index of 2.92% at June 30, 2013.”  In the third quarter of 2013, Northrim’s net interest margin (NIM) was 4.24%, down 10 basis points from 4.34% in the preceding quarter and down 12 basis points from 4.36% in the third quarter a year ago.  Year-to-date, NIM was 4.30% compared to 4.46% in the first nine months of 2012.

Provision for Loan Losses

“Because of the continuing improvement in asset quality and large recoveries on previously charged off loans, we booked a negative provision for loan losses in both the third quarters of 2013 and 2012,” said Schierhorn.  The loan loss benefit was $785,000 in the third quarter of this year and $1.4 million in the third quarter of 2012.  For the first nine months of 2013, the negative loan loss provision totaled $635,000, compared to a negative provision of $1.3 million in the first nine months of last year.  Consequently, the allowance for loan losses has remained flat for the quarter and is up slightly from a year ago.

Other Operating Income

Northrim has interests in a number of other complementary businesses that provide financial services to businesses and individuals, including purchased receivables financing, health insurance plans, mortgage origination and wealth management.  In the third quarter of 2013, total other operating income was down 12% to $3.2 million from $3.7 million in the preceding quarter, and down 22% from $4.2 million in the third quarter of 2012.  In the first nine months of 2013, other operating income was $10.1 million, compared to $11.1 million in the first nine months of 2012.  “The largest contributors to the reduction in other operating income were reduced mortgage volumes and lower rental income from our headquarters building, which is in the latter stages of renovation and re-leasing,” said Schierhorn.

Purchased receivable income contributed $757,000 to third quarter 2013 revenues, compared to $768,000 in the preceding quarter and $826,000 in the third quarter a year ago.  For the first nine months of 2013, purchased receivable financing contributed $2.2 million to revenues, compared to $2.3 million a year ago.  Purchased receivable balances were down 48% from the second quarter, primarily due to a large repayment at the end of the current quarter.  “This income stream varies from quarter to quarter depending upon the financing needs of our customers, and we anticipate that we will need a few quarters to rebuild balances for this part of our business,” said Beedle.

Employee benefit plan income contributed $541,000 to third quarter 2013 revenues, compared to $632,000 in the preceding quarter and $609,000 in the third quarter of 2012.    For the first nine months of 2013, employee benefit plan income was $1.7 million, compared to $1.8 million for the first nine months of 2012.  “With the October 1 start date for the new health care initiatives mandated under the Affordable Care Act, many of our customers deferred making decisions on employee health plans until details of the new programs were published,” Beedle said.  “We are one of the few firms in our market that has initiated a concerted business program to meet the needs of Alaskans under this new law.  We believe our efforts in this specialized area will allow us to add a complementary revenue stream to our business.”

In the third quarter of this year, service charges were $549,000, up 2% from $539,000 in the preceding quarter and $536,000 in the third quarter a year ago.  In the first nine months of 2013, services charges on deposit accounts declined 4% as compared to the same period a year ago, to $1.6 million.  In the third quarter of 2013, electronic banking income contributed $567,000, an increase of 6% from the second quarter of 2013 and an increase of 9% from the year ago quarter.  For the first nine months of 2013, electronic banking income grew 7% to $1.6 million from $1.5 million in the same period a year ago.  Gain on sale of securities contributed $318,000 to revenues in the first nine months of 2013, compared to $273,000 in the first nine months of 2012.

The decline in other income was primarily due to a lower interest rate swap income in the third quarter of 2013 compared to the second quarter of 2013 and a decrease in rental income at our headquarters building, as noted above.  Other

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

income was $493,000 for the third quarter of 2013, compared to $589,000 in the second quarter of 2013 and $703,000 in the third quarter of 2012.  For the first nine months of 2013, other income was $1.5 million compared to $2.0 million in the first nine months of 2012.  Other income declined during the first nine months of 2013 as compared to the same period in 2012 primarily because of the decrease in rental income noted above.

Other Operating Expenses

Overhead costs increased 7% to $10.1 million in the third quarter of 2013, as compared to $9.4 million in the second quarter of 2013 reflecting increased salary and benefit costs at Northrim and costs associated with the launch of Enroll Alaska, a  division of Northrim Benefits Group.  “While most of the compensation costs for the agents brought on to implement Enroll Alaska is commission based, we have added supervisors and marketing programs to rollout this innovative new product,” said Schierhorn. In the third quarter a year ago overhead costs were $10.0 million.  Third quarter 2013 compensation costs increased 9% to $6.1 million from $5.6 million in the second quarter of 2013, and increased 11% from the third quarter a year ago.  For the first nine months of 2013, operating expenses were $29.2 million, virtually flat with the first nine months of 2012.

Balance Sheet Review

Northrim’s assets totaled $1.18 billion at September 30, 2013, compared to $1.16 billion three months earlier and $1.13 billion a year ago.

Investment securities totaled $243.1 million at September 30, 2013, compared to $227.5 million at June 30, 2013 and $177.1 million a year ago.  At September 30, 2013, the investment portfolio was comprised of 63% U.S. Agency securities (primarily Federal Home Loan Bank and Federal Farm Credit Bank debt), 9% Alaskan municipality, utility, or state agency securities, 25% corporate securities, 2% U.S. treasury securities, and 1% stock in the Federal Home Loan Bank of Seattle.  At September 30, 2013, the average estimated duration of the investment portfolio was two years.  The investment portfolio generated an average net tax equivalent yield of 1.31% for the third quarter of 2013.  “With the uncertainty in the market over the debt ceiling, government funding and federal deficits, we continue to keep our securities portfolio in short-term maturities,” said Schierhorn.

Net loans increased 5% to $751.7 million at the end of the current quarter, and grew 9% from a year ago.  Growth in commercial real estate loans contributed a majority of the increase to the portfolio in the third quarter of 2013 as compared to the second quarter.  Commercial loan growth was the major growth area in portfolio loans on a year-over-year basis.  Construction loans, which remain a small part of the portfolio also contributed to loan growth in both periods.  Average portfolio loan balances increased 1% in the quarter and 11% during the past twelve months to $735.1 million.  Portfolio loans totaled $754.4 million at September 30, 2013, compared to $718.2 million at June 30, 2013, and $671.6 million a year ago.

Commercial loans grew 2% in the quarter ended September 30, 2013 and 21% year-over-year to $304.5 million and accounted for 40% of portfolio loans, compared to $299.0 million three months earlier and $251.2 million a year ago.  Commercial real estate loans, of which 23% are owner occupied, totaled $358.2 million at September 30, 2013, and accounted for 48% of portfolio loans, compared to a total of $335.1 million at June 30, 2013, and $339.4 million at September 30, 2012.  Construction and land development loans totaled $60.4 million at the end of September and accounted for 8% of portfolio loans, compared to $52.7 million at June 30, 2013 and $47.3 million at September 30, 2012.  “With both residential and commercial building returning to a more healthy level, we are seeing improved demand for construction loans,” Beedle added.

Loans held for sale declined to $13.9 million at the end of the third quarter of 2013, from $15.8 million at June 30, 2013 and down from $37.3 million a year ago.  The average balance for the quarter for loans held for sale fell to $13.4 million at September 30, 2013, compared to $16.9 million at June 30, 2013 and $32.0 million a year ago, primarily reflecting the overall decline in the mortgage market.  Northrim purchases these loans from its mortgage affiliate and sells them into the secondary market on pre-arranged commitments.

The mix of deposits continued to reflect the local commitment of Alaskans to Northrim.  Balances in transaction accounts at September 30, 2013 represented 90.7% of total deposits, up from 89.4% a year ago.  At September 30, 2013, total

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

deposits were $968.2 million, up 2% from $945.0 million a year ago and up 1% compared to $958.9 million at June 30, 2013.

Noninterest-bearing demand deposits at September 30, 2013, increased 2% from a year ago, and interest-bearing demand deposits declined 2% over the same period.  At the end of the third quarter of 2013, money market and savings account balances were up 6% and 10%, respectively, from year-ago levels, while the Alaska CD (a flexible certificate of deposit program) balances increased 8% over the same period.  Time deposit balances at September 30, 2013 fell 10% compared to September 30, 2012.  At September 30, 2013, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 14%, savings deposits were 10%, money market balances accounted for 19%, the Alaska CD accounted for 11%, and time certificates were 9% of total deposits.

Shareholders’ equity increased 6% to $142.6 million, or $21.89 per share, at September 30, 2013, compared to $134.1 million, or $20.70 per share, a year ago.  At the end of the preceding quarter, shareholders’ equity was $140.1 million, or $21.48 per share.  Tangible book value per share was $20.66 at September 30, 2013, compared to $19.43 per share a year ago and $20.25 per share at June 30, 2013.  Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 15.31% at September 30, 2013.

Asset Quality

“As we noted earlier, we continue to improve our asset quality,” said Beedle. The ratio of nonperforming assets (NPAs) to total assets dropped to 0.56% at September 30, 2013, down from 0.70% three months earlier and 0.94% a year ago.  NPAs were $6.6 million at September 30, 2013, compared to $8.1 million in the preceding quarter and $10.7 million a year ago.

Nonperforming loans (NPLs) decreased to 0.38% of portfolio loans from 0.53% in the preceding quarter and 0.73% a year ago.  NPLs decreased to $2.9 million at September 30, 2013, as compared to $3.8 million at June 30, 2013 and $4.9 million a year ago.  Other real estate owned (OREO) was $3.7 million at the end of the third quarter of 2013, compared to $4.3 million in the preceding quarter and $5.8 million at the end of the third quarter of 2012.

Loans measured for impairment totaled $11.0 million at September 30, 2013, compared to $11.2 million at June 30, 2013, and $13.1 million in the third quarter a year ago.

At September 30, 2013, there were $1.8 million of restructured loans included in nonaccrual loans, as compared to $2.8 million at June 30, 2013, and $3.7 million at September 30, 2012.  At September 30, 2013, Northrim held $7.1 million in performing restructured loans that were not included in nonaccrual loans, as compared to $6.2 million at June 30, 2013, and $7.9 million at September 30, 2012.  “Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans,” said Schierhorn.  “We present restructured loans that are performing separately from those that are in nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.”

The coverage ratio of the allowance for loan losses to nonperforming loans increased to 569% at September 30, 2013, compared to 431% three months earlier, and 337% a year ago.  The allowance for loan losses was unchanged at $16.5 million compared to the preceding and year ago periods.

Conference Call Information

Management will host a conference call on Wednesday, October 23, at 9:30 a.m. Pacific time (12:30 p.m. ET). This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9643. To listen to the call online, either live or archived, visit the Investor Relations page of Northrim BancCorp’s website at www.northrim.com.

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with ten branches in Anchorage, the Matanuska Valley, and Fairbanks serving 70% of Alaska’s population; and an asset based lending division in Washington. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Affiliated companies include Elliott Cove Insurance Agency, LLC; Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.  Northrim was added to the U.S. Small-Cap Russell 2000®  Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes in June of 2012.

www.northrim.com

This release may contain “forward-looking statements” as that term is defined for purposes of Section 21D of the Securities and Exchange Act.  These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Our actual results may differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins, to implement our marketing and growth strategies, and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and from time to time are disclosed in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Sources

http://www.adn.com/2013/10/05/3111124/shutdown-notebook-fed-employees.html

http://www.adn.com/2013/09/28/3100400/alaska-broker-makes-big-move-under.html

SNL Financial Bank and Thrift Index at www.snl.com

Bradner’s Alaska Economic Report of October 7, 2013

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	September 30,	June 30,	Three Month	September 30,	One Year
	2013	2013	% Change	2012	% Change
Interest Income:
Interest and fees on loans	$10,803	$10,734	1%	$10,416	4%
Interest on portfolio investments	664	660	1%	708	-6%
Interest on deposits in banks	57	46	24%	80	-29%
Total interest income	11,524	11,440	1%	11,204	3%
Interest Expense:
Interest expense on deposits	298	310	-4%	408	-27%
Interest expense on borrowings	204	201	1%	203	0%
Total interest expense	502	511	-2%	611	-18%
Net interest income	11,022	10,929	1%	10,593	4%

Provision (benefit) for loan losses	(785)	-	NM	(1,437)	-45%
Net interest income after provision (benefit) for loan losses	11,807	10,929	8%	12,030	-2%

Other Operating Income:
Purchased receivable income	757	768	-1%	826	-8%
Employee benefit plan income	541	632	-14%	609	-11%
Service charges on deposit accounts	549	539	2%	536	2%
Equity in earnings from mortgage affiliate	336	538	-38%	963	-65%
Electronic banking income	567	536	6%	520	9%
Gain on sale of securities	-	100	-100%	-	NA
Other income	493	589	-16%	703	-30%
Total other operating income	3,243	3,702	-12%	4,157	-22%

Other Operating Expense:
Salaries and other personnel expense	6,108	5,586	9%	5,484	11%
Occupancy expense	851	858	-1%	842	1%
Marketing expense	473	445	6%	436	8%
Professional and outside services	479	309	55%	427	12%
Equipment expense	321	301	7%	257	25%
Insurance expense	205	261	-21%	236	-13%
Intangible asset amortization expense	58	59	-2%	64	-9%
OREO expense, rental income and gains on sale, net	(18)	12	-250%	249	-107%
Reserve for (recovery from) purchased receivables	-	(115)	-100%	349	-100%
Other expense	1,599	1,675	-5%	1,648	-3%
Total other operating expense	10,076	9,391	7%	9,992	1%

Income before provision for income taxes	4,974	5,240	-5%	6,195	-20%
Provision for income taxes	1,510	1,635	-8%	1,991	-24%
Net income	3,464	3,605	-4%	4,204	-18%
Less: Net income (loss) attributable to the noncontrolling interest	(10)	109	-109%	138	-107%
Net income attributable to Northrim BanCorp	$3,474	$3,496	-1%	$4,066	-15%

Basic EPS	$0.53	$0.54	-2%	$0.63	-16%
Diluted EPS	$0.53	$0.53	0%	$0.62	-15%
Average basic shares	6,515,455	6,515,414	0%	6,471,572	1%
Average diluted shares	6,607,201	6,591,003	0%	6,570,772	1%

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

Income Statement
(Dollars in thousands, except per share data)	Nine Months Ended September 30,
(Unaudited)			One Year
	2013	2012	% Change
Interest Income:
Interest and fees on loans	$31,879	$30,946	3%
Interest on portfolio investments	2,012	2,250	(11)%
Interest on deposits in banks	165	183	(10)%
Total interest income	34,056	33,379	2%
Interest Expense:
Interest expense on deposits	946	1,315	(28)%
Interest expense on borrowings	597	621	(4)%
Total interest expense	1,543	1,936	(20)%
Net interest income	32,513	31,443	3%

Provision (benefit) for loan losses	(635)	(1,259)	(50)%
Net interest income after provision (benefit) for loan losses	33,148	32,702	1%

Other Operating Income:
Purchased receivable income	2,227	2,250	(1)%
Employee benefit plan income	1,742	1,765	(1)%
Service charges on deposit accounts	1,613	1,673	(4)%
Electronic banking Income	1,607	1,496	7%
Equity in earnings from mortgage affiliate	1,116	1,669	(33)%
Gain on sale of securities	318	273	16%
Other income	1,461	1,963	(26)%
Total other operating income	10,084	11,089	(9)%

Other Operating Expense:
Salaries and other personnel expense	17,429	16,344	7%
Occupancy expense	2,597	2,758	(6)%
Marketing expense	1,365	1,308	4%
Professional and outside services	1,137	1,103	3%
Equipment expense	900	893	1%
Insurance expense	610	655	(7)%
OREO expense, rental income and gains on sale, net	(12)	464	(103)%
Reserve for (recovery from) purchased receivables	(31)	349	(109)%
Intangible asset amortization expense	175	193	(9)%
Other expense	4,994	4,978	0%
Total other operating expense	29,164	29,045	0%

Income before provision for income taxes	14,068	14,746	(5)%
Provision for income taxes	4,235	4,568	(7)%
Net income	9,833	10,178	(3)%
Less: Net income attributable to the noncontrolling interest	189	394	(52)%
Net income attributable to Northrim BanCorp	$9,644	$9,784	(1)%

Basic EPS	$1.48	$1.51	(2)%
Diluted EPS	$1.46	$1.49	(2)%
Average basic shares	6,514,441	6,469,673	1%
Average diluted shares	6,594,482	6,570,287	0%

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	Three Month	September 30,	One Year
	2013	2013	% Change	2012	% Change

Assets:
Cash and due from banks	$34,686	$29,216	19%	$34,753	0%
Interest bearing deposits in other banks	50,909	78,269	-35%	127,354	-60%
Portfolio investments	243,147	227,503	7%	177,078	37%

Loans:
Loans held for sale	13,901	15,811	-12%	37,291	-63%
Portfolio loans
Commercial loans	304,531	299,033	2%	251,195	21%
Commercial real estate	358,207	335,061	7%	339,436	6%
Construction loans	60,446	52,695	15%	47,333	28%
Consumer loans	34,979	34,783	1%	37,029	-6%
Unearned loan fees, net	(3,808)	(3,415)	12%	(3,349)	14%
Total portfolio loans	754,355	718,157	5%	671,644	12%
Total loans	768,256	733,968	5%	708,935	8%
Allowance for loan losses	(16,528)	(16,528)	0%	(16,490)	0%
Net loans	751,728	717,440	5%	692,445	9%
Purchased receivables, net	13,801	26,546	-48%	23,326	-41%
Other real estate owned, net	3,698	4,293	-14%	5,766	-36%
Premises and equipment, net	28,194	28,200	0%	27,989	1%
Goodwill and intangible assets	7,994	8,053	-1%	8,228	-3%
Other assets	44,980	45,330	-1%	36,859	22%
Total assets	$1,179,137	$1,164,850	1%	$1,133,798	4%

Liabilities:
Demand deposits	$361,334	$344,978	5%	$352,633	2%
Interest-bearing demand	134,955	137,788	-2%	137,333	-2%
Savings deposits	93,717	93,714	0%	85,035	10%
Alaska CDs	106,228	105,568	1%	98,504	8%
Money market deposits	182,227	185,654	-2%	171,210	6%
Time deposits	89,768	91,230	-2%	100,229	-10%
Total deposits	968,229	958,932	1%	944,944	2%
Securities sold under repurchase agreements	23,015	20,321	13%	22,623	2%
Other borrowings	6,578	6,629	-1%	4,517	46%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	20,154	20,356	-1%	9,045	123%
Total liabilities	1,036,534	1,024,796	1%	999,687	4%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	142,609	139,979	2%	134,006	6%
Noncontrolling interest	(6)	75	-108%	105	-106%
Total shareholders' equity	142,603	140,054	2%	134,111	6%
Total liabilities and shareholders' equity	$1,179,137	$1,164,850	1%	$1,133,798	4%

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

Financial Ratios and Other Data
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2013	2013	2012
Asset Quality:
Nonaccrual loans	$2,904	$3,833	$4,887
Loans 90 days past due	-	-	-
Total nonperforming loans	2,904	3,833	4,887
Other real estate owned	3,698	4,293	5,766
Total nonperforming assets	$6,602	$8,126	$10,653
Performing restructured loans	$7,115	$6,244	$7,879
Nonperforming loans / portfolio loans	0.38%	0.53%	0.73%
Nonperforming assets / total assets	0.56%	0.70%	0.94%
Allowance for loan losses / portfolio loans	2.19%	2.30%	2.46%
Allowance for loan losses / nonperforming loans	569%	431%	337%
Gross loan charge-offs for the quarter	$399	$355	$68
Gross loan (recoveries) for the quarter	$(1,184)	$(242)	$(1,506)
Net loan charge-offs (recoveries) for the quarter	$(785)	$113	$(1,438)
Net loan charge-offs (recoveries) year-to-date	$(754)	$31	$(1,246)
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	(0.10%)	0.02%	(0.21%)
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	(0.14%)	0.01%	(0.24%)

Capital Data (At quarter end):
Book value per share	$21.89	$21.48	$20.70
Tangible book value per share[1]	$20.66	$20.25	$19.43
Tangible Common Equity/Tangible Assets[2]	11.49%	11.40%	11.17%
Tier 1 Capital / Risk Adjusted Assets	15.31%	15.65%	15.36%
Total Capital / Risk Adjusted Assets	16.57%	16.91%	16.61%
Tier 1 Capital / Average Assets	13.27%	13.28%	13.13%
Shares outstanding	6,515,537	6,515,414	6,473,680
Unrealized gain on AFS securities, net of income taxes	$749	$639	$1,430

Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)[3]	4.24%	4.34%	4.36%
Efficiency ratio[4]	70.23%	63.78%	67.31%
Return on average assets	1.18%	1.22%	1.46%
Return on average equity	9.74%	10.03%	12.22%

Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)[3]	4.30%	4.33%	4.46%
Efficiency ratio[4]	68.05%	66.96%	67.84%
Return on average assets	1.13%	1.10%	1.22%
Return on average equity	9.23%	8.96%	10.10%

Northrim Reports Third Quarter Profits of $3.5 Million

October 22, 2013

Average Balances
(Dollars in thousands)
(Unaudited)
	September 30,	June 30,	Three Month	September 30,	One Year
	2013	2013	% Change	2012	% Change

Average Quarter Balances
Loans held for sale	$13,401	$16,866	-21%	$31,985	-58%
Portfolio loans	735,077	728,491	1%	663,984	11%
Total loans	748,478	745,357	0%	695,969	8%

Total earning assets	1,045,621	1,022,899	2%	987,172	6%
Total assets	1,165,669	1,145,920	2%	1,105,789	5%

Noninterest-bearing deposits	345,675	333,598	4%	322,290	7%
Interest-bearing deposits	613,989	610,784	1%	604,860	2%
Total deposits	959,664	944,382	2%	927,150	4%

Shareholders' equity	141,501	139,743	1%	132,344	7%

Average Year-to-date Balances
Loans held for sale	$12,331	$11,787	5%	$20,049	-38%
Portfolio loans	724,663	719,369	1%	660,796	10%
Total loans	736,994	731,156	1%	680,845	8%

Total earning assets	1,024,591	1,013,902	1%	957,203	7%
Total assets	1,142,176	1,130,235	1%	1,072,524	6%

Noninterest-bearing deposits	333,312	327,028	2%	299,996	11%
Interest-bearing deposits	609,388	607,050	0%	596,498	2%
Total deposits	942,700	934,078	1%	896,494	5%

Shareholders' equity	139,726	138,823	1%	129,832	8%

[1] Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding.
	Book value per share	Tangible book value per share
Northrim BanCorp shareholder's equity	142,609	142,609
Less: goodwill and intangible assets	N/A	(7,994)
	142,609	134,615
Divided by shares outstanding	6,516	6,516
	$ 21.89	$ 20.66

[2] Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of common equity to assets would be total equity to total assets. Total equity to total assets was 12.09% at September 30, 2013 as compared to 12.02% at June 30, 2013 and
11.83% at September 30, 2012.

[3] Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of
41.11% in both 2013 and 2012.

[4] The efficiency ratio is a non-GAAP ratio that is calculated by dividing other operating expense, exclusive of intangible asset amortization, by the sum of net interest income and other operating income.

-0-

Note Transmitted on GlobeNewswire on October  22, 2013, at 12:00 pm Alaska Standard Time.